Exhibit 10.1

Name:	[]
Number of Restricted Stock Units:	[]
Date of Grant:	[]

COMFORT SYSTEMS USA, INC.

2017 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (the “Agreement”), is made, effective as of the [] day of [],  [] (the “Grant Date”) between Comfort Systems USA, Inc., a Delaware corporation (the “Company”), and [] (the “Participant”).

1.         Restricted Stock Unit Award.  The Participant is hereby awarded, pursuant to the Comfort Systems USA, Inc. 2017 Omnibus Incentive Plan (as amended from time to time, the “Plan”), and subject to its terms, an award (this “Award”) consisting of [] Restricted Stock Units (the “Units”).  Each Unit entitles the Participant to the conditional right to receive, without payment but subject to the conditions and limitations set forth in this Agreement and in the Plan, one share of Common Stock (the “Shares”), subject to adjustment pursuant to Section 10 of the Plan in respect of transactions occurring after the date hereof.  Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan.

2.         Vesting.

(a)        The Units, unless earlier cancelled and forfeited in accordance with the Plan and this Agreement, shall become vested as to one-third (1/3rd) of the total number of Units subject to this Award on the first day of the first month following each of the first, second and third anniversaries of the Grant Date, such that the Units shall be fully vested on the first day of the first month following the third anniversary of the Grant Date.  Notwithstanding the foregoing, except as provided in subsection (b) below, the Units subject to this Award shall not vest on any vesting date unless the Participant has remained continuously employed by the Company or its Affiliates on the applicable vesting date.

(b)        Notwithstanding anything to the contrary in this Section 2, if the Participant retires from the Company at a time when the sum of his or her age in whole years and his or her years of service with the Company (as determined in a manner consistent with the method used for purposes of determining vesting under the Comfort Systems USA, Inc. 401(k) Plan) is at least 75, the Units shall remain outstanding following such retirement and the Participant shall be deemed to satisfy the continuous employment condition set forth in Section 2(a) on the regularly scheduled vesting date(s) following the Participant’s retirement and such Units shall  vest in accordance with the schedule set forth in Section 2(a) above.

(c)        Notwithstanding anything to the contrary in this Section 2, the Committee may, in its sole discretion, reduce the number of Units vesting on any date pursuant to this Award, and may cause any unvested Units under this Award to be forfeited, based on the individual performance of the Participant as compared with specific individual goals, which may be based on objective or nonobjective factors related to the Participant’s performance.

3.         Delivery of Shares.  The Company shall, within sixty (60) days following the vesting date of any portion of this Award, effect delivery of the Shares with respect to such vested portion to the Participant (or, in the event of the Participant’s death, to the Designated Beneficiary).  No Shares will be issued pursuant to this Award unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Committee.

4.         Dividends; Other Rights.  This Award shall not be interpreted to bestow upon the Participant any equity interest or ownership in the Company or any Affiliate prior to the date on which the Company delivers Shares to the Participant.  The Participant is not entitled to vote any Shares by reason of the granting of this Award or to receive or be credited with any dividends declared and payable on any Share prior to the date on which such Shares are delivered to the Participant hereunder.  The Participant shall have the rights of a shareholder only as to those Shares, if any, that are actually delivered under this Award.  If the Participant is party to a change-in-control agreement with the Company, the Units shall be deemed to be “restricted stock” for purposes of that agreement.

5.         Certain Tax Matters.   The Participant expressly acknowledges that because this Award consists of an unfunded and unsecured promise by the Company to deliver Shares in the future, subject to the terms hereof, it is not possible to make a so-called “83(b) election” with respect to this Award.  The Participant expressly acknowledges and agrees that the Participant’s rights hereunder, including the right to be issued Shares upon the vesting and settlement of this Award (or any portion thereof), are subject to the Participant’s promptly paying, or in respect of any later requirement of withholding, being liable promptly to pay at such time as such withholdings are due, to the Company in cash (or by such other means as may be acceptable to the Committee in its discretion) all taxes required to be withheld, if any, in respect of this Award.  The Participant shall, at his or her election, be permitted to satisfy the statutory minimum amount of such tax obligations by (i) authorizing the Company to withhold a number of Shares or (ii) transferring to the Company shares of Common Stock owned by the Participant, in each case, having an aggregate Fair Market Value (measured on the date such Shares would otherwise be delivered or are transferred to the Company, as applicable) sufficient to satisfy such obligations.  No Shares will be transferred in satisfaction of this Award (or any portion thereof) unless and until the Participant or the person then holding this Award has remitted to the Company an amount in cash sufficient to satisfy any federal, state, or local requirements with respect to tax withholdings then due and has committed (and by holding this Award the Participant shall be deemed to have committed) to pay in cash all tax withholdings required at any later time in respect of the transfer of such shares, or has made other arrangements satisfactory to the Committee with respect to the payment of such taxes.  The Participant also authorizes the Company and its Affiliates to withhold such amounts from any amounts otherwise payable to the Participant, but nothing in this sentence shall be construed as relieving the Participant of any liability for satisfying his or her obligations under the preceding provisions of this Section 5.

6.         Nontransferability.  This Award may not be transferred except as expressly permitted under Section 9(g) of the Plan.

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7.         Effect on Employment or Service Rights.  Neither the grant of this Award, nor the delivery of Shares under this Award in accordance with the terms of this Agreement, shall give the Participant any right to be retained in the employ or service of the Company or its Affiliates, affect the right of the Company or its Affiliates to discharge or discipline the Participant at any time, or affect any right of the Participant to terminate his or her employment relationship with the Company at any time.

8.         Non-Competition; Non-Solicitation.  The Participant will not, during the period of his or her employment by or with the Company or any of its Affiliates, and for a period of twelve (12) months immediately following the termination of his or her employment with the Company and its Affiliates, for any reason whatsoever, directly or indirectly, on his or her own behalf or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever nature:

(a) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, or make or guarantee loans or invest, in or for any business engaged in the business of mechanical contracting services, including heating, ventilation and air conditioning, plumbing, fire protection, piping and electrical and related services (“Services”) in competition with the Company or any of its Affiliates within seventy-five (75) miles of where the Company or any affiliated operation or Affiliate conducts business if within the preceding two (2) years the Participant has had responsibility for, or material input or participation in, the management or operation of such other operation or Affiliate;

(b) call upon any person who is, at that time, an employee of the Company or any of its Affiliates in a technical, managerial or sales capacity for the purpose or with the intent of enticing such employee away from or out of the employ of the Company or any Affiliate;

(c) call upon any person or entity which is at that time, or which has been within two (2) years prior to that time, a customer of the Company or any Affiliate for the purpose of soliciting or selling Services; or

(d) call upon any prospective acquisition candidate, on the Participant’s own behalf or on behalf of any competitor, which acquisition candidate either was called upon by the Participant on behalf of the Company or any Affiliate or was the subject of an acquisition analysis made by the Participant on behalf of the Company or any Affiliate for the purpose of acquiring such acquisition candidate.

(e) Notwithstanding the above, the foregoing agreements and covenants set forth in this Section 8 shall not be deemed to prohibit the Participant from acquiring as an investment not more than one percent (1%) of the capital stock of a competing business whose stock is traded on a national securities exchange or on an over-the-counter or similar market.  It is specifically agreed that the period during which the agreements and covenants of the Participant made in this Section 8 shall be effective shall be computed by excluding from such computation any time during which the Participant is in violation of any provision of this Section 8.

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(f) If the Company determines that the Participant is not in compliance with the agreements and covenants set forth in this Section 8, and such non-compliance has not been authorized in advance in a specific written waiver from the Company, the Committee may, without limiting any other remedies that may be available to the Company, cause all or any portion of this Award to be forfeited, whether or not previously vested, and may require the Participant to remit or deliver to the Company the amount of any consideration received by the Participant upon the sale of any Shares delivered under this Award.  The Participant acknowledges and agrees that the calculation of damages from a breach of the foregoing agreements and covenants would be difficult to calculate accurately and that the remedies provided for herein are reasonable and not a penalty.

9.         Section 409A.  If the Participant is determined to be a “specified employee” within the meaning of Section 409A of the Code and the Treasury regulations thereunder, as determined by the Company, at the time of the Participant’s “separation from service” within the meaning of Section 409A of the Code and the Treasury regulations thereunder, then, to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, the settlement and delivery of any Shares hereunder upon such separation from service will be delayed until the earlier of:  (a) the date that is six months and one day following the Participant’s separation from service and (b) the Participant’s death.  For purposes of this Agreement, to the extent required by Section 409A of the Code, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein).  If the Participant is party to a change-in-control agreement with the Company that provides for the acceleration of restricted stock units upon a change in control of the Company, to the extent this Award (or any portion of this Award) constitutes “nonqualified deferred compensation” that is subject to Section 409A of the Code, then, to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, it shall become payable only if the event or circumstances constituting the change in control would also constitute a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets, within the meaning of subsection (a)(2)(A)(v) of Section 409A and the Treasury Regulations thereunder.  Each payment under this Agreement shall be deemed a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

10.       Governing Law.  This Agreement and all claims or disputes arising out of or based upon this Agreement or relating to the subject matter hereof will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

11.       General.  This Award is subject to the Plan.  In the event of a conflict between the terms of this Award and the Plan, the Plan shall govern.  For purposes of this Award and any determinations to be made by the Committee hereunder, the determinations by the Committee shall be binding upon the Participant and any transferee.

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By acceptance of this Award, the undersigned agrees to be subject to the terms of the Plan and this Agreement.  The Participant further acknowledges and agrees that (i) the signature to this Agreement on behalf of the Company is an electronic signature that will be treated as an original signature for all purposes hereunder and (ii) such electronic signature will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Participant.

Executed as of the ___ day of [],  [].

Company:	COMFORT SYSTEMS USA, INC.

By:
Name:
Title:

Participant:
Name:

Address:

[Signature Page to Restricted Stock Unit Agreement]